VOTING AGREEMENT

VOTING AGREEMENT, dated as of May 15, 2006, between Prides Capital Fund I, L.P. (“Buyer”), a Delaware limited partnership, eDiets.com, Inc., a Delaware corporation (the “Company”) and David R. Humble (“Seller”).

RECITALS

A.         Seller is the record and beneficial owner of 7,260,064 shares (the “Shares”) of common stock of the Company, excluding any and all rights to acquire shares of the Company’s common stock.

B.         Seller and Buyer have entered into a Securities Purchase Agreement dated as of the date hereof (as the same may be amended, supplemented or otherwise modified in accordance with its terms, the “Purchase Agreement”), with respect to Seller’s sale of 7,000,000 of the Shares to the Buyer (the “Seller Transaction” and together with the transactions contemplated by the Securities Purchase Agreement dated as of May 15, 2006 (the “Company Purchase Agreement”) between the Company and Buyer, the “Transaction”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Purchase Agreement.

C.         Pursuant to Section 2 of Annex I to the Purchase Agreement and as a condition to the obligations of Buyer to purchase the Shares in accordance with the Purchase Agreement, Seller is required to execute and deliver this Agreement to Buyer.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties, intending to be legally bound, behalf severally and not jointly, agree as follows:

1.          Voting Agreement. Seller hereby agrees with Buyer that, at any meeting of the Company’s stockholders, however called and any postponement or adjournment thereof, or in connection with any written consent of the Company’s stockholders within sixty (60) days of the First Closing plus an additional number of days, if the proxy or consent solicitation statement is subject to Securities and Exchange Commission (the “SEC”) review, equal to the number of days commencing with the date the Company is notified by the SEC of such review through, and including, the date that such review is completed and all SEC comments are fully and finally resolved, but in any event by no later than August 15, 2006, (the “Meeting Deadline Date”), Seller shall vote (or, if applicable, execute consents and approvals in respect of) the Shares: (a) in favor of the Shareholder Approval, and (b) against any action or agreement that would result in the Transaction not being consummated. Any such vote, consent or approval shall be given in accordance with such procedures as shall ensure that it is duly counted for purposes of recording the results of such vote, consent or approval. Seller shall not take any action or enter into any agreement or understanding with any third party the effect of which would be inconsistent or violative of the provisions and agreements contained herein.

2.         Restrictions on Transfer

(a)     Seller covenants and agrees with Buyer that, prior to the earliest to occur of (x) the Company’s failure to hold a meeting by the Meeting Deadline Date or (y) the Second Closing Deadline, Seller shall not, directly or indirectly, (i) give, offer, sell, transfer, assign, pledge, hypothecate or otherwise dispose of the record or beneficial ownership of (any such act, a “Transfer”), or consent to any Transfer of, any or all of the Shares or any interest therein; (ii) enter into any contract, option, commitment or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, the Shares, or (iii) enter into any other voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or other grant with respect to the Shares.

(b)     No Transfer of any Shares in violation of Section 2(a) shall be made or recorded on the books of the Company, and any such Transfer shall be void and of no effect.

3.          Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as of the date hereof as follows:

(a)        Authority. Seller has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar law affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)        No Conflicts. The execution and delivery of this Agreement do not, and the consummation by Seller of the Transaction in compliance with the terms hereof will not, (i) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any lien upon any of the properties or assets of Seller under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, or instrument, applicable to Seller, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, except for such conflicts, violations, breaches, defaults or other occurrences which, individually or the aggregate, have not had and would not reasonably be expected to prevent or materially delay the ability of Seller to perform his obligations under this Agreement.

(c)        No Consents. The execution, delivery and performance of this Agreement by Seller does not, and neither the performance of this Agreement by Seller nor the consummation of the Transaction by Seller will, require any consent, approval, authorization, order or permit of, or filing with or notification to any governmental entity, except for (i) applicable requirements of the Securities Exchange Act of 1934 and the Securities Act of 1933, (ii) and (ii) the applicable requirements of state or federal securities laws.

(d)        The Shares Beneficially Owned. Subject to the Purchase Agreement, the Escrow Agreement and this Agreement, Seller is the record and beneficial owner of, and has good and valid title to and sole voting and dispositive power to, the Shares, free and clear of any claims, liens, encumbrances, security interests, options, charges and restrictions of any kind, other than as imposed by applicable securities laws. Subject to the Purchase Agreement and the Escrow Agreement and applicable securities laws, Seller has the sole right to dispose of and vote such Shares, and none of the Shares are subject to any voting arrangement or other voting trust or other agreement, arrangement or restriction with respect to the voting of such Shares, except as set forth in this Agreement.

4.          Shareholder Approval. The Company shall cause to be prepared and filed with the SEC promptly after the date hereof a proxy or consent solicitation statement to obtain the Shareholder Approval, and shall use its best efforts to (i) cause such proxy or consent solicitation statement to be approved by the SEC and (ii) to obtain the Shareholder Approval as promptly as practicable.

5.          Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties and any purported assignment in violation of this Section 4 shall be void and of no effect; provided, however, that Buyer may assign all or any of its rights and obligations hereunder to any affiliate of Buyer that is controlled, directly or indirectly, by Prides Capital Partners, LLC (any such assignment by Buyer pursuant to the preceding proviso shall not, however, release or be deemed to release Buyer from its obligations hereunder, and Buyer shall remain liable for all such obligations). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective administrators, heirs, legal representatives, successors and permitted assignees.

6.          Termination. This Agreement shall terminate immediately upon the earliest of: (i) the Company’s failure to hold a meeting by the Meeting Deadline Date, (ii) Shareholder Approval, (iii) the Second Closing and (iv) the Second Closing Deadline.

7.          Seller’s Capacity. By executing and delivering this Agreement, Seller makes no agreement or understanding herein in his capacity as a director or officer of Company. Seller signs solely in his capacity as the beneficial owner of the Shares and nothing herein shall limit or affect any actions taken by Seller in his capacity as an officer or director of the Company.

8.          Amendments. This Agreement may not be amended, supplemented, modified or waived except by an instrument in writing signed by the parties hereto.

9.         Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

10.        Notice. Any notices, demands or other communications required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally to the recipient, or (b) sent to the recipient by reputable express courier service (charges paid). Date of service of such notice shall be (x) the date such notice is personally delivered, (y) one (1) day after the date of delivery to the overnight courier if sent by overnight courier. Such notices, demands, and other communications shall be sent to the addresses indicated below or such other address or to the attention to such other person as the recipient has indicated by prior written notice to the sending party in accordance with this Section 10:

(a)	If to Company, to:

eDiets.com, Inc.

3801 West Hillsboro Boulevard

Deerfield Beach, FL 33442

Attention: President

Telephone: (954) 360-9022

Fax: (954) 360-9095

With a required copy to:

Edwards Angell Palmer & Dodge LLP

350 E. Las Olas Boulevard, Suite 1150

Fort Lauderdale, FL 33301-4215

Attention: Leslie J. Croland, P.A.

Telephone: (954) 727-2600

Fax: (954) 727-2601

If to Buyer, to:

c/o Prides Capital Partners, LLC

200 High Street, Suite 700

Boston, MA 02110

Attention: Murray Indick

Telephone: (415) 946-1482

Fax: (415) 946-1486

If to Seller, to:

David R. Humble

with a copy to:

Friedman Kaplan Seiler & Adelman LLP

1633 Broadway

New York, NY 10019-6708

Attention: Gregg S. Lerner, Esq.

Telephone: 212-833-1110

Facsimile: 212-373-7910

Email: glerner@fklaw.com

11.        Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.        Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when two or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

13.        Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder.

14.        Governing Law. This Agreement shall be construed in accordance with and governed in all respects, including validity, interpretation and effect, by the law of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

(i)         Consent to Jurisdiction; Consent to Service. IN THE EVENT OF ANY LITIGATION, CLAIM OR OTHER LEGAL PROCEEDING WITH RESPECT TO ANY MATTER PERTAINING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, THE PARTIES HERETO HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY. THE PARTIES HERETO HEREBY READILY CONSENT TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE COURTS OF THE STATE OF DELAWARE AND ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES HERETO HEREBY WAIVE PERSONAL SERVICE OF ANY PROCESS IN CONNECTION WITH ANY SUCH LITIGATION AND AGREE THAT SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL ADDRESSED TO OR BY PERSONAL DELIVERY TO ANOTHER PARTY TO THIS AGREEMENT AT SUCH OTHER PARTIES’ ADDRESS SPECIFIED IN SECTION 10.

15.        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. If no such agreement is reached between the parties, the term or provision which is determined to be invalid, illegal or incapable of being enforced shall nonetheless be enforced to fulfill the intent of the parties to the extent legally permissible.

16.        HSR Act. The Company (and, if required, Seller) agrees to make an appropriate filing, if required in connection with the Transaction, under HSR Act (as defined in the Company Purchase Agreement), and in connection therewith to comply with the obligations set forth in Section 4 of the Company Purchase Agreement, Mutatis Mutundis.

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be duly executed and delivered as of the date first written above.

PRIDES CAPITAL FUND I, L.P.

By: Prides Capital Partners, LLC, its General Partner

By:         /s/ Murray A. Indick

Name: Murray A. Indick

Title:	Managing Member

_/s/ David R. Humble

DAVID R. HUMBLE

EDIETS.COM, INC.

By:         /s/ James A. Epstein

Name: James A. Epstein

Title:	General Counsel